Exhibit 10.1

QUALITY DISTRIBUTION, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Agreement is entered into as of June 6, 2005 (the “Execution Date”), by and between Quality Distribution, Inc., a Florida corporation (along with its successors and assigns, the “Company”) and Thomas L. Finkbiner (“Executive”).

WHEREAS, the Company and Executive entered into the Employment Agreement dated November 8, 1999 (the “Prior Agreement”) concerning the terms of Executive’s employment with the Company, and the parties desire to amend the terms of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree to amend and restate the Prior Agreement as follows:

1. Duties and Scope of Employment.

(a) Position and Duties. Executive will serve as Advisor to the Company. Executive will render such business and professional services in the performance of Executive’s duties consistent with Executive’s position within the Company and as reasonably assigned to Executive by the Board or the Board’s designee.

(b) Obligations. During the Employment Term (as defined in Section 2 of the Agreement), Executive will devote Executive’s part-time business efforts to the Company. For the duration of the Employment Term, Executive shall be permitted to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration, subject to the obligations set forth in Section 6 of the Agreement.

2. Employment Term. The Agreement shall be made effective as of June 6, 2005 (the “Effective Date”). The term of the Agreement commences on the Effective Date and continues until June 6, 2007 (the “Employment Term”). Notwithstanding the foregoing, Executive or the Company may terminate Executive’s employment at any time, with or without Cause (as defined in Section 4 of the Agreement), subject to the severance obligations described in Section 4 of the Agreement.

3. Compensation.

(a) Base Salary. The Company will pay Executive as compensation for Executive’s services hereunder a monthly gross salary of $15,818.68 (the “Base Salary”) through the Employment Term. The Base Salary payments will be subject to customary payroll withholding.

(b) Bonus. Executive shall be eligible to receive, at the sole discretion of the Board, a cash bonus for 2005 (the “2005 Bonus”) based on pre-determined performance standards established pursuant to the Company’s 2005 bonus plan approved by Executive and the Board, payable in accordance with the terms of such plan and at such time as other senior executives of the Company receive their respective 2005 annual bonuses. Executive shall have a target bonus of 16.7% of his aggregate Base Salary payments in 2005 under the Company’s 2005 bonus plan. Executive shall not be eligible for any other bonus payments thereafter.

(c) Equity Compensation. In consideration of the agreements and covenants made under this Agreement, the terms and provisions of all of Executive’s outstanding stock options, shares of restricted stock and any other equity securities of the Company that are subject to vesting, shall be hereby amended as follows:

(i) immediately upon the Effective Date, the unvested portion of (A) all outstanding stock options, (B) shares of restricted stock, and (C) any other equity securities of the Company that are subject to vesting, shall be immediately forfeited for all purposes in their entirety; and

(ii) all vested, but unexercised, stock options shall remain exercisable until the earlier of (A) June 6, 2007 or (B) the Termination Date (as defined in Section 4 of the Agreement), if Executive is terminated for Cause.

All agreements evidencing Executive’s outstanding stock options, shares of restricted stock and any other equity securities of the Company that are subject to vesting shall be hereby amended and modified to the extent provided in this Section 3(c), but shall otherwise remain in full force and effect. Executive hereby agrees to execute and deliver any and all amendments or other documents, and take any such actions, that the Company deems necessary in order to effect the purposes of this Section 3(c), including, but not limited to, returning to the Company all forfeited securities to the extent such securities remain in Executive’s possession.

(d) Employee Benefits. During the Employment Term, Executive shall be entitled to participate in such employee benefit plans or programs of the Company as are from time to time made available by the Company generally to employees of Executive’s position, tenure, salary, and other qualifications, on terms and conditions at least as favorable as those provided to such similarly situated employees. Executive acknowledges and agrees that the Company does not guarantee the adoption of any particular employee benefit plan or program during the Employment Term, and participation by Executive in any such plan or program shall be subject to the rules and regulations applicable thereto. Notwithstanding any provision to the contrary, if Executive becomes eligible for coverage under any other group health plan during the Employment Term, Executive’s coverage under the Company’s similar group health plans shall terminate immediately. Executive agrees to notify the Company immediately upon becoming eligible for coverage under any other group health plan during the Employment Term.

(e) Reimbursement of Expenses. The Company will reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

4. Severance. Upon termination of Executive’s employment for any reason or no reason, Executive shall receive payment of (i) Executive’s Base Salary, as then in effect, through the date of termination of employment (the “Termination Date”), and (ii) expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Executive through the Termination Date in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”). In addition, the following shall apply:

(a) Termination by Company other than for Cause or due to Death or Disability. If Executive’s employment with the Company is terminated by the Company for any reason other than Cause or due to Executive’s death or Disability, then, in exchange for a release of all claims executed by Executive (or, in the event of Executive’s death, the executor or administrator of his estate) in a form provided by the Company, Executive (or his estate) will be entitled to: (i) salary continuation of Executive’s Base Salary from the Termination Date until June 6, 2007, payable in periodic installments that are consistent with the Company’s normal payroll practices and subject to customary payroll withholding; (ii) to the extent not already paid to Executive under the terms of this Agreement prior to the Termination Date, a lump-sum payment equal to the 2005 Bonus, payable in accordance with the provisions of Section 3(b) of the Agreement; and (iii) continued payment by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under the Consolidated Budget Reconciliation Act of 1985, as amended, (“COBRA”) under the Company’s group health plans, as then in effect, until the earlier of (A) the date Executive first becomes eligible for coverage under a subsequent employer’s group health plan, (B) the date such COBRA continuation coverage terminates under applicable law, or (C) June 6, 2007.

(b) Termination by Company for Cause, by Executive for any Reason, or upon Expiration. If Executive’s employment with the Company is terminated by the Company for Cause, by Executive for any reason or no reason, or upon expiration of the Employment Term, then Executive will receive payment of the Accrued Obligations, but Executive shall not be entitled to any other compensation or benefits from the Company, except to the extent provided under any applicable stock option, restricted stock or other similar agreement(s), Company benefit plans or as may be required by law (for example, under COBRA).

(c) Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s conviction for, or plea of guilty or nolo contendere to, a felony or any crime of moral turpitude; (ii) Executive’s failure to follow any legal directives of the Board that are specific in nature; (iii) a material breach of Executive’s fiduciary duty to the Company, or Executive’s willful misconduct, material dishonesty, fraud or theft; or (iv) a material breach by Executive of any material provision of the Agreement, which breach is not cured within thirty (30) days after delivery to Executive by the Company of written notice of such breach. Any determination of Cause will be made by a majority of the Board voting on such determination.

(d) Disability. For purposes of this Agreement, “Disability” means the inability of Executive to perform the principal functions of Executive’s duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least 90 days (whether or not consecutive) during any 365-day period. Whether Executive has a

Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.

5. Loan. Executive agrees and acknowledges that the terms and provisions of the Limited Recourse Secured Promissory Note, dated November 8, 1999, of Executive in favor of the Company (the “Note”), and the Pledge Agreement, dated November 8, 1999, between Executive and the Company (the “Pledge Agreement”), shall remain in full force and effect following the Effective Date; provided, however, the Company hereby agrees and acknowledges that no provisions of this Agreement, including, but not limited to, the provisions of Section 3(c) of this Agreement, will constitute an Event of Default, as such term is defined under the Pledge Agreement.

6. Restrictive Covenants.

(a) Covenant Not to Compete.

(i) From the commencement of Executive’s employment with the Company until June 6, 2007 (the “Restricted Period”), Executive shall not: (A) engage in (1) any business that includes the transportation by bulk motor freight of any goods or products transported by the Company or its affiliates as of the Effective Date and the Termination Date, (2) the bulk trucking business, (3) freight brokerage related to either of the foregoing, (4) the bulk tank cleaning business, or (5) any other business in which the Company or any of its affiliates are engaged as of the Effective Date or the Termination Date (collectively, the “Company Business”) within the United States; (B) compete or participate as agent, employee, consultant, advisor, representative or otherwise in any enterprise which has any material operations engaged in the Company Business within the United States; or (C) compete or participate as a stockholder, partner, member or joint venturer, or have any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the United States, except that Executive shall be allowed to invest his assets in the securities of public companies engaged in the Company Business if such holdings are passive investments which do not involve Executive’s holding with respect to any such entity the position of officer, director, employee, consultant or general partner, or owning directly or indirectly two percent (2%) or more of the stock, whether voting or not, of any such entity, and which do not involve Executive becoming a secured or unsecured creditor of any such entity;

(ii) During the Restricted Period, Executive agrees to refrain from interfering with the employment relationship between the Company, its subsidiaries and its affiliates and their respective employees, unions, members of the Company’s Affiliate Program or other independent owner/operators by directly or indirectly soliciting or making any other contact with any of such individuals to participate in independent business ventures. Executive agrees to refrain from directly or indirectly soliciting business from or making any other contact with any client of the Company or any of its subsidiaries or affiliates, or prospective client that has been solicited by the Company or any of its subsidiaries or affiliates within three months of the Termination Date in each case with respect to matters the constitute Company Business; and

(iii) In the event of any breach of the restrictive covenants set forth in this Section 6(a), the Company shall have the right, in its sole discretion, and in addition to its right of enforcement under Section 6 hereof and any other right of enforcement or recovery available to the Company at law or equity or under this Agreement, to (A) suspend or cancel Executive’s right to exercise Executive’s outstanding stock options, (B) suspend or cancel Executive’s pending right to receive an issuance of shares in settlement of any exercise of Executive’s stock options, and/or (C) either (1) cancel all shares issued upon exercise of Executive’s stock options (with repayment to Executive of the full purchase price paid for such shares) or (2) require Executive to pay to the Company in cash an amount equal to the gain realized by Executive upon exercise of any Executive’s stock options; provided, however, that the foregoing shall not apply to any stock options exercised by Executive more than six months prior to the Termination Date. The Company shall provide at least twenty days advance notice and opportunity to cure before exercising this right.

(b) Intellectual Property. During Executive’s employment with the Company, Executive will disclose to the Company all ideas, inventions, creations, business plans and other intellectual property (collectively, “Inventions”) developed by Executive during such period which relate directly or indirectly to the Company Business, including, without limitation, any process, operation, product or improvement which may be patentable or copyrightable. Executive agrees that all Inventions will be the property of the Company and that Executive will, at the Company’s request and cost, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to the Company. Executive shall be prohibited from making use of or implementing any such Inventions in connection with his employment with a business that is considered a competitor under Section 6(a)(i) of the Agreement.

(c) Confidentiality. During the Employment Term and at all times thereafter, Executive agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of any type whatsoever of a confidential nature or any information not readily available to the public relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources), product design and customer and supplier information. Executive further agrees not to disclose, publish or make use of any such knowledge or information (other than on behalf of the Company or any persons employed or designated by the Company) without the prior written consent of the Company.

(d) Nondisparagement. Executive agrees that he will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including, but not limited to, its current or former officers, directors, employees, shareholders, consultants, vendors, representatives and agents) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company or such other person or entity, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including, but not limited to, its current or former officers, directors, employees, shareholders, consultants, vendors, representatives and agents).

(e) Remedy for Breach. The parties hereto acknowledge that in addition to any remedies available to the Company at law or under this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 6 and Executive hereby consents that such restraining order or injunction may be granted.

(f) Survival. The provisions of this Section 6 will survive the expiration or other termination of this Agreement or Executive’s employment with the Company for any reason or no reason.

7. Return of Property. Upon the Termination Date, Executive will return to the Company all Company documents and property (regardless how such documents (or copies thereof) or property are maintained, including whether or not in electronic form or otherwise).

8. Release of Claims. Executive hereby agrees and acknowledges that by executing this Agreement and accepting the compensation and benefits under this Agreement and for other good and valuable consideration, Executive is waiving Executive’s right to assert any and all forms of legal Claims (as defined below) against the Company1 of any kind whatsoever, whether known or unknown, arising from the beginning of time through the Execution Date. Except as set forth below, Executive’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief, including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, Executive specifically waives and releases the Company from any Claim arising from or related to Executive’s relationship with the Company, including, without limitation:

(a) Claims under any state or federal discrimination, fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status, including, without limitation, race, national origin, age, gender, marital status, disability,

[1]	For purposes of this Section, the “Company” includes Quality Distribution, Inc. and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, shareholders, representatives, and their respective assigns.

veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, and any similar Florida or other federal, state or local statute.

(b) Claims under any other federal, state or local employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any similar Florida or other federal, state or local statute.

(c) Claims under any federal, state or local common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(d) Claims under any federal, state or local securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any Florida or other federal, state or local securities statutes and regulations.

(e) Any other Claim arising under federal, state or local law.

Executive acknowledges and agrees that, but for providing this waiver and release, Executive would not be receiving the economic benefits being provided to Executive under the terms of this Agreement. Notwithstanding the foregoing, this Section 8 does not release the Company from any obligation expressly set forth in this Agreement.

Executive explicitly acknowledges that because Executive is over forty (40) years of age, Executive has specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), which prohibit discrimination on the basis of age, and that the releases set forth in this Section 8 are intended to waive any right that Executive may have to file a claim against the Company alleging discrimination on the basis of age.

It is the Company’s desire and intention to make certain that Executive fully understands the provisions and effects of this Agreement. To that end, Executive has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, consistent with the provisions of the OWBPA and ADEA, the Company is providing Executive with twenty-one (21) days in which to consider and accept the terms of this Agreement. In addition, Executive may rescind Executive’s acceptance of this Agreement if, within seven (7) days after Executive executes and delivers this Agreement, Executive provides a notice of rescission to the Company pursuant to Section 10 of the Agreement.

Also, consistent with the provisions of the ADEA and other federal discrimination laws, nothing in this release shall be deemed to prohibit Executive from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that Executive’s execution of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to Executive under this Agreement in the event that Executive successfully challenges the validity of this release and prevails in any claim under the Federal Discrimination Laws.

9. Assignment. The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

10. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Quality Distribution, Inc.

3802 Corporex Park Drive

Tampa, Florida 33619

Attn: General Counsel

If to Executive:

At Executive’s home address as listed in Executive’s personnel file at the Company.

11. Severability. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

12. Entire Agreement. This Agreement, the Note, the Pledge Agreement and the other documents referenced herein represent the entire agreement and understanding between the Company and Executive concerning the subject matter herein and Executive’s employment relationship with the Company, and supersede and replace any and all prior or contemporaneous agreements and understandings whether written or oral between Executive and the Company concerning the subject matter herein, including, but not limited to, the Prior Agreement.

13. Indemnification. Executive shall be treated as an officer for the purposes of Article VI (indemnification) of the Amended and Restated By-Laws of Quality Distribution, Inc., and Executive shall be an additional named insured under the Company’s D&O policy.

14. Jurisdiction and Venue.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of any Florida state court or federal court of the United States of America sitting in Florida, and any appellate court presiding there over, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Florida state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, in any Florida State or federal court sitting in Hillsborough County, Florida. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

15. Arbitration. Except as specifically permitted under Section 6(e) of the Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a single arbitrator in accordance with the American Arbitration Association National Rules for Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The attorney’s fees and expenses of the prevailing party shall be paid by the non-prevailing party, based on a determination made by the arbitrator for this purpose as to which party is the prevailing party hereunder. Arbitrators will be selected from the American Arbitration Association’s panel of arbitrators in the Florida region and the location of the arbitration proceeding shall be in Hillsborough County, Florida.

16. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF FLORIDA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

17. No Oral Modification, Cancellation or Discharge. The Agreement may be amended or terminated only in writing signed by Executive and the Company.

18. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.

19. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Execution Date.

QUALITY DISTRIBUTION, INC.

By:	/s/ Robert J. Millstone
Robert J. Millstone
Secretary

EXECUTIVE

/s/ Thomas L. Finkbiner
Thomas L. Finkbiner